As filed with the Securities and Exchange Commission on May 28, 2003 Registration No. 333-_____
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                       Securities and Exchange Commission
                              Washington, DC 20549

                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                                   ASGA, Inc.
                       ---------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Nevada                                         88-0451101
---------------------------------           ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                                   PO Box 1175
                              Palm Beach, FL 33480
                 ----------------------------------------------
          (Address of Principal Executive Officers, including Zip Code)

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                         ASGA 2003 Stock Incentive Plan
                            (Full Title of the Plan)
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with a copy to:
                                                   Donald Mintmire
                        ASGA, Inc.                 Mintmire & Associates
                        PO Box 1175                265 Sunrise, Suite 204
                        Palm Beach, FL 33480       Palm Beach, FL 33480
                        (561) 822-9995             (561) 832-5636

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                         Calculation of Registration Fee
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               PROPOSED       PROPOSED       PROPOSED
TITLE OF       AMOUNT         MAXIMUM        MAXIMUM
SECURITIES     TO BE          OFFERING       AGGREGATE       AMOUNT OF
TO BE          REGISTERED     PRICE PER      OFFERING     REGISTRATION
REGISTERED      (1)(2)        SHARE (3)      PRICE (3)      FEE (1)
------------   -----------    ---------      ---------      ------------
Common Stock    10,000,000      $0.11        $1,100,000       $88.99

     (1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ASGA 2003 Stock Incentive Plan Stock Incentive Plan as the result of stock splits, stock dividends or similar adjustments of the outstanding shares of common stock of ASGA, Inc. pursuant to Rule 416 of the Securities Act of 1933, as amended.
     (2) Represents the total number of shares currently reserved under the ASGA 2003 Stock Incentive Plan Stock Incentive Plan.
     (3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($.01 per share) of the Common
Stock of the Registrant on the National Association of Securities Dealers' Over-the-Counter Bulletin Board on May 15, 2003.

                                     Part II

               Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement. The information incorporated by reference is considered to be part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Such future filings shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

     (a) The Registrant's annual report on Form 10-KSB for the year ended December 31, 2002, filed with the Commission by the Registrant on May 22, 2003.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's annual report referred to in (a) above
     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB, with the Commission by the Registrant on April 30, 2001.

Item 4. Description of Securities.

     No response is required to this item.

Item 5. Interests of Named Experts and Counsel.

     No response is required to this item.

Item 6. Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Registrant has the power under the Nevada Revised Statutes to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe


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



his conduct was unlawful. In case of an action brought by or in the right of the Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Registrant but no indemnification shall be made if such person was adjudged to be liable to the Registrant for negligence or misconduct in the performance of his duty to the Registrant unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Registrant has adopted provisions in its articles that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties, in certain circumstances, to the fullest extent permitted by law. Additionally, the Registrant's bylaws provide that it will indemnify its directors, officers, employees, or agents for any liability incurred in their official capacity. The Registrant may indemnify any person made or threatened to be made a party to any action or proceeding (other than stockholder derivative suits) because he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Registrant, as a director, officer, employee or agent of another corporation or firm. In order to be indemnified, the director, officer, employee or agent must
(i) act in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of the Registrant and (ii) in respect to a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The extent of the indemnification is limited to judgments, penalties, fines, settlements, and reasonable expenses actually incurred.

Item 7. Exemption from Registration Claimed.

     No response is required to this item.

Item 8. Exhibits.

Exhibit Index

Exhibit
No.    Description
-----  ----------------------------
  4.1  ASGA 2003 Stock Incentive Plan (the "Plan")
  5.1 Opinion of Geraldo Balboni, Esq. Regarding the legality of the securities being registered by the Registrant.
 23.1 Consent of Mintmire & Assoc. (included in Exhibit 5.1 hereof) 23.2A Consent of Independent Auditors - Baum & Company, P.A.
23.2B  Consent of Independent Auditors - Durland & Company, CPAs, P.A.
-----------------------------------------------------


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


Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.




                                   Signatures



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on the 22nd day of May, 2003.



                                                             ASGA, Inc.

                                                     By: /s/  Stephen H. Durland
                                                     ---------------------------
                                                   Stephen H. Durland, President
                                                  Acting Chief Executive Officer
                                                              Date: May 28, 2003



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




                                Power Of Attorney
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     Each person  whose  signature  appears  below  hereby  appoints  Stephen H.
Durland, and Gerardo M. Balboni II, or any of them, as such person's true and lawful attorney-in-fact, with full power of substitution or resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments to this Form 8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the Securities Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

 Signature                     Title                                  Date

                              Acting Chief Executive Officer and    May 28, 2003
/s/ Stephen H. Durland        Chief Financial Officer
------------------------
Stephen H. Durland





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